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FORM 4                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0287
|_| Check this box if                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:   September 30, 1998
    no longer subject                                                                                 Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........0.5
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(f) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)
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1.Name and Address of Reporting Person*   2.Issuer Name AND Ticker or Trading Symbol   6.Relationship of Reporting Person to Issuer
                                                   ULTIMATE ELECTRONICS, INC.                  (Check all applicable)
  MCENTIRE      J.           EDWARD                          (ULTE)                        X  Director             10% Owner
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 (Last)      (First)        (Middle)      3.IRS or Social Security  4.Statement for        X  Officer (give        Other (Specify
                                            Number of Reporting       Month/Year          ---          title   ---        below)
                                            Person (Voluntary)                                         below)
                                                                      MARCH 2000               CHIEF EXECUTIVE OFFICER
  321-A WEST 84TH AVENUE

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                (Street)                                            5.If Amendment,    7.Individual or Joint/Group Filing
                                                                      Date of Original   (Check applicable line)
                                                                      (Month/Year)         X  Form filed by One Reporting Person
THORNTON       CO             80260                                                       ---
------------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                       --- Reporting Person
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-   3.Transaction  4.Securities Acquired (A)      5.Amount of        6.Ownership        7.Nature of
  (Instr. 3)             action     Code           or Disposed of (D)             Securities         Form:              Indirect
                         Date       (Instr. 8)     (Instr. 3, 4 and 5)            Beneficially       Direct (D) or      Beneficial
                                  ----------------------------------------------  Owned at End       Indirect (I)       Ownership
                         (Month/                                                  of Month           (Instr. 4)         (Instr. 4)
                         Day/       Code     V       Amount  (A) or    Price      (Instr. 3 and 4)
                         Year)                               (D)
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Common Stock, $.01       3/22/00     G*      V        350     D                    34,750                I**            BY CHILDREN
par value
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)

FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action      action       Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date        Code         Securities         Expiration      Securities           Deriv-
                           Price of      (Month/     (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)     ative
                           Deriv-        Day/                     Disposed of (D)    (Month/Day/                          Secur-
                           ative         Year)                    (Instr. 3, 4,      Year)                                ity
                           Security                               and 5)                                                  (Instr. 5)
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                                                                                  Date     Expira-           Amount or
                                                    Code   V      (A)      (D)    Exer-    tion      Title   Number of
                                                                                  cisable  Date              Shares
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1. Title of Derivative     9. Number of         10. Ownership         11. Nature of
   Security                   Derivative            Form of               Indirect
   (Instr. 3)                 Securities            Derivative            Beneficial
                              Beneficially          Security:             Ownership
                              Owned at End          Direct (D) or         (Instr. 4)
                              of Month              Indirect (I)
                              (Instr. 4)            (Instr. 4)
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Explanation of Responses:
*  Gift to children who do not reside in reporting person's household.

** The reporting person disclaims beneficial ownership of all securities held by his children, and this report should not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                     /s/ Alan E. Kessock              April 4,2000
                                                                                  ------------------------------      --------------
                                                                                     Alan E. Kessock                  Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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